                                                                     EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                                    FPK, LLC

                                       AND

                       NORWOOD PROMOTIONAL PRODUCTS, INC.



                           DATED AS OF MARCH 15, 1998
















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                                TABLE OF CONTENTS

                                                                                             Page

1.       THE MERGER.............................................................................1
         1.1      The Merger....................................................................1
         1.2      The Closing...................................................................2
         1.3      Effective Time................................................................2
         1.4      Company Actions...............................................................2

2.       ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND
         OFFICERS OF THE SURVIVING CORPORATION..................................................3
         2.1      Articles of Incorporation and By-laws of Surviving Corporation................3
         2.2      Directors and Officers of Surviving Corporation...............................3

3.       CONVERSION OF SECURITIES...............................................................3
         3.1      Conversion of Securities......................................................3
         3.2      Dissenting Shareholders.......................................................4
         3.3      Payment for and Surrender of Company Common Shares............................5
         3.4      Stock Transfer Books..........................................................6

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................7
         4.1      Organization and Qualification................................................7
         4.2      Authorization, Validity and Effect of Agreement...............................7
         4.3      Capitalization................................................................7
         4.4      Subsidiaries..................................................................8
         4.5      No Conflict; Required Filings and Consents....................................9
         4.6      No Brokers...................................................................10
         4.7      Opinion of Financial Advisor.................................................10
         4.8      SEC Filings; Financial Statements; Undisclosed Liabilities...................10
         4.9      Absence of Certain Changes or Events.........................................11

5.       REPRESENTATIONS AND WARRANTIES OF LLC.................................................11
         5.1      Organization.................................................................11
         5.2      Authorization, Validity and Effect of Agreement..............................11
         5.3      Subsidiaries.................................................................12
         5.4      No Conflict; Required Filings and Consents...................................12
         5.5      No Brokers...................................................................13
         5.6      Financing....................................................................13
         5.7      WARN Act.....................................................................13

6.       COVENANTS.............................................................................13
         6.1      Acquisition Proposals........................................................13
         6.2      Conduct of Business by the Company...........................................15
         6.3      Meeting of Shareholders......................................................17
         6.4      Filings, Other Action........................................................17

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


         6.5      Access to Information; Confidentiality.......................................17
         6.6      Publicity....................................................................18
         6.7      Reasonable Efforts; Additional Actions.......................................18
         6.8      Expenses.....................................................................19
         6.9      Insurance; Indemnity.........................................................20
         6.10     Employee Benefits............................................................21
         6.11     Conveyance Taxes.............................................................21
         6.12     Financing....................................................................22
         6.13     Newco........................................................................22

7.       CONDITIONS............................................................................22
         7.1      Conditions to Each Party's Obligation to Effect the Merger...................22
         7.2      Conditions to Obligation of Company to Effect the Merger.....................23
         7.3      Conditions to Obligation of LLC and Newco To Effect the Merger...............23

8.       TERMINATION...........................................................................24
         8.1      Termination..................................................................24
         8.2      Effect of Termination........................................................26
         8.3      Extension; Waiver............................................................26
         8.4      Sole Remedy..................................................................26

9.       GENERAL PROVISIONS....................................................................27
         9.1      Nonsurvival of Representations, Warranties and Agreements....................27
         9.2      Notices......................................................................27
         9.3      Assignment; Binding Effect...................................................28
         9.4      Entire Agreement.............................................................28
         9.5      Amendment....................................................................28
         9.6      Governing Law................................................................28
         9.7      Counterparts.................................................................28
         9.8      Headings.....................................................................29
         9.9      Interpretation...............................................................29
         9.10     Waivers......................................................................29
         9.11     Incorporation of Schedules...................................................29
         9.12     Severability.................................................................29
         9.13     Enforcement of Agreement.....................................................29


                                LIST OF SCHEDULES

Schedule 4.3      Company Stock Derivatives
Schedule 4.4      Company Subsidiaries
Schedule 4.5      Consents
Schedule 4.8      SEC Filings; Financial Statements; Undisclosed Liabilities
Schedule 4.9      Absence of Certain Changes or Events

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                             INDEX OF DEFINED TERMS


Action            .............................................................................................. 20
Agreement         ................................................................................................1
Blue Sky Laws     ................................................................................................9
Cap               ...............................................................................................21
Certificate of Merger.............................................................................................2
Certificates      ................................................................................................5
Closing           ................................................................................................2
Closing Date      ................................................................................................2
Code              ................................................................................................9
Company           ................................................................................................1
Company Common Share..............................................................................................3
Company Stock Derivative..........................................................................................4
Company Stock Plan................................................................................................8
Consideration     ................................................................................................3
Effective Time    ................................................................................................2
Exchange Act      ................................................................................................2
Financing         ...............................................................................................13
Financing Letters ................................................................................................1
Governmental Entity...............................................................................................9
HSR Act           ................................................................................................9
Indemnified Party ...............................................................................................20
J.C. Bradford     ................................................................................................2
LLC               ................................................................................................1
Merger            ................................................................................................1
Newco             ................................................................................................1
Parent Material Adverse Effect...................................................................................12
Paying Agent      ................................................................................................5
Payment Fund      ................................................................................................5
Proxy Statement   ................................................................................................2
SEC               ................................................................................................2
Securities Act    ................................................................................................8
Special Committee ...............................................................................................25
Stockholders' Meeting............................................................................................17
Subsidiary        ................................................................................................8
Surviving Corporation.............................................................................................2
TBCA              ................................................................................................1
WARN Act          ...............................................................................................13


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                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger (this "Agreement"), dated as of March 15, 1998, by and between FPK, LLC, a Delaware limited liability company ("LLC"), and NORWOOD PROMOTIONAL PRODUCTS, INC., a Texas corporation (the "Company").

                                   BACKGROUND

         A. LLC was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on March 13, 1998.

         B. The Board of Directors of the Company (based upon the recommendation of a special committee of its independent directors (the "Special Committee")) and the Manager of LLC have each determined that a business combination between the Company and a wholly-owned subsidiary corporation of LLC to be formed under the laws of Texas prior to the Effective Time (as defined in Section 1.3) ("Newco") is in the best interests of their respective companies and shareholders/member, whereby Newco will merge with and into the Company (the "Merger"), with the Company being the surviving corporation, all upon the terms and subject to the conditions of this Agreement.

         C. Certain executive officers and employees of the Company and certain other holders of Company Common Shares (as defined in Section 3.1 ) desire to remain shareholders of the Surviving Corporation (as defined in Section 1.1) (collectively, each being a member of the "Buyout Group"), whose members will be set forth on a list which LLC will deliver to the Company at least three days prior to the mailing of the definitive Proxy Statement (as defined in 1.4).

         D. LLC has arranged for the debt and equity financing necessary to complete the Merger to be provided to the Company simultaneous with the completion of the Merger in accordance with the terms and conditions of certain commitment letters, highly confident letters and term sheets (the "Financing Letters").

         E. Each of the Company and LLC desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, intending to be legally bound, and in consideration of the mutual agreements and covenants set forth below the parties agree as follows:

         1. THE MERGER.

            1.1    The Merger.

                   (a) On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Newco will be merged with and into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA"), and the separate corporate existence of Newco will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Time.

                   (b) At and after the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the relevant provisions of the TBCA and in this Agreement.

         1.2 The Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article 8, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, at 10:00 a.m., local time, within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         1.3 Effective Time. On the Closing Date, LLC, Newco and the Company will cause articles of merger with respect to the Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the TBCA, to be filed with the Secretary of State of the State of Texas as provided in
Article 5.04 of the TBCA. Upon completion of such filing and the issuance of a certificate of merger by the Secretary of State of the State of Texas as provided in Article 5.04(c) of the TBCA, the Merger will become effective in accordance with the TBCA. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

         1.4 Company Actions. The Company hereby represents that (a) its Board of Directors (at a meeting duly held on March 15, 1998), based upon the recommendation of the Special Committee, has adopted resolutions by the unanimous vote of the directors (with all interested directors of the Company abstaining upon advice of counsel) recommending that the holders of Company Common Shares (as defined in Section 3.1) approve and adopt this Agreement and the transactions contemplated hereby, including (i) the conversion of the par value of the Company Common Shares from no par value to $.01 par value (the "Par Value Conversion") and (ii) the Merger, and (b) J.C. Bradford & Company, L.L.C. ("J.C. Bradford") has provided to the Special Committee its opinion that the Consideration (as defined in Section 3.1) to be received by the holders of Company Common Shares (other than the Buyout Group) pursuant to the Merger is fair to such holders from a financial point of view. The Company shall file as soon as practicable after the date hereof with the Securities and Exchange Commission (the "SEC"), a preliminary and final definitive proxy statement (including certain information described in Schedule 13E-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and required to be set forth in such proxy statement (such preliminary and final definitive proxy statement, and any amendments or supplements thereto, collectively, the "Proxy Statement") pursuant to Rule 13e-3(e)(1) and Rule 14a- 3 under the Exchange Act) and shall cause the Proxy Statement to be mailed to the holders of the Company Common Shares. The Company agrees to provide LLC and its counsel with any written or oral comments the Company or its counsel may receive from the SEC with respect to such Proxy Statement promptly after the receipt of such comments. The Company shall also provide LLC and its counsel a reasonable opportunity to review each of the filings relating to the Proxy Statement prior to its filing with the SEC or dissemination to the holders of the Company Common Shares and to participate, including by way of discussions with the SEC, in the response of the Company to such comments.

     2. ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          2.1      Articles of Incorporation and By-laws of Surviving
                   Corporation.

                   (a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, as amended to reflect the Par Value Conversion and to include the terms of the preferred stock as described in the Financing Letters, shall become, from and after the Effective Time, the articles of incorporation of the Surviving Corporation until amended in accordance with its terms and the TBCA.

                   (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the by-laws of the Surviving Corporation until amended in accordance with their terms and the TBCA.

         2.2 Directors and Officers of Surviving Corporation. The directors and officers of Newco immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation and shall serve in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

     3.  CONVERSION OF SECURITIES.

         3.1       Conversion of Securities.

                   (a) At the Effective Time, each share of Common Stock, (which immediately prior to the Merger will be converted from no par value to $.01 par value), of the Company (each a "Company Common Share" and collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time, other than as described in Sections 3.1(c), 3.1(d) and 3.2 hereof, by virtue of the Merger and without any action on the part of the holders thereof, will be converted solely and exclusively into the right to receive $20.70 per share in cash (the "Consideration") and any dividends payable in accordance with Section 3.3(b).

                   (b) At the Effective Time, all Company Common Shares to be converted into the right to receive the Consideration pursuant to this Section 3.1, by virtue of the Merger and without any action on the part of the holders thereof, will cease to be outstanding, be canceled and retired and cease to exist, and each holder of Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares (other than the right to receive any dividends payable in accordance with Section 3.3(b)), except the right to receive the Consideration for each of the Company Common Shares, upon the surrender of such certificate in accordance with Section 3.3, without any interest thereon, as provided in this Agreement or the rights under Article 5.11 of the TBCA.

                   (c) At the Effective Time, each Company Common Share issued and outstanding that is owned by any member of the Buyout Group immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, will be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                   (d) At the Effective Time, each Company Common Share issued and outstanding that is owned by the Company or any of its Subsidiaries (as defined in Section 4.4) as treasury stock, by virtue of the Merger and without any action on the part of the holder thereof, will cease to be outstanding, be canceled and retired and cease to exist without payment of any Consideration therefor.

                   (e) At the Effective Time, each share of the capital stock of Newco issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Newco or the holder thereof, will cease to be outstanding, be canceled and retired and cease to exist without payment of any Consideration therefor.

                   (f) All notes and other debt instruments of the Company which are outstanding immediately prior to the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

                   (g) All options and warrants to purchase Company Common Shares and debt which is convertible into Company Common Shares which are outstanding immediately prior to the Effective Time (each, a "Company Stock Derivative") shall continue to be outstanding subsequent to the Effective Time as options, warrants and convertible debt of the Surviving Corporation, subject to all expiration, lapse and other terms and conditions thereof, except that the term of all Company Stock Derivatives (other than convertible debt and employee incentive stock options) shall be extended for three years from the date of their current expiration.

         3.2 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, holders of Company Common Shares that have, as of the Effective Time, complied with all procedures necessary to assert dissenter's rights in accordance with the TBCA, if applicable, (collectively, the "Dissenting Shareholders") shall have such rights, if any, as they may have pursuant to Articles 5.11, 5.12 and 5.13 of the TBCA and such Company Common Shares shall not be converted or be exchangeable as provided in Section 3.1, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the TBCA; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn his right to appraisal and payment under the TBCA, or if pursuant to Article 5.13.B of the TBCA, the Company shall have terminated such holder's rights under
Article 5.12 of the TBCA, such holder shall be conclusively presumed to have approved and ratified the Merger and such holder's Company

Common Shares shall thereupon be deemed to have been converted and to have become exchangeable, as of the Effective Time, into the right to receive, the Consideration, without interest thereon, upon surrender of the Certificate or Certificates (as defined in Section 3.3) in the manner provided in Section 3.3. The Company shall give LLC prompt notice of any demand for dissenter's rights received by the Company (and shall also give LLC prompt notice of any withdrawals of such demands for dissenter's rights) and LLC shall have the opportunity and right to participate in and direct all negotiations with respect to such demands. The Company shall not, except with the prior written consent of LLC (which consent shall not be unreasonably withheld, conditioned or delayed), settle or otherwise negotiate or offer to settle any such demand for dissenter's rights.

         3.3       Payment for and Surrender of Company Common Shares.

                   (a) From time to time as needed by such bank or trust company designated by LLC and reasonably acceptable to the Company (the "Paying Agent"), the Surviving Corporation will deposit with the Paying Agent, for the benefit of the holders of Company Common Shares, cash, cash equivalents or a combination thereof in an aggregate amount equal to the product of (i) the number of Company Common Shares issued and outstanding at the Effective Time (other than the Company Common Shares referred to in Sections 3.1(c) and (d) and 3.2), multiplied by (ii) the Consideration referred to in Section 3.1 (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions from the Surviving Corporation, deliver the Consideration contemplated by Section 3.1 out of the Payment Fund, and, except as provided in this Section 3.3, the Payment Fund will not be used for any other purpose. The Company will act as paying agent with respect to payments to holders of Options pursuant to Section 3.1(g). The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                   (b) Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares that were converted to the right to receive the Consideration pursuant to Section 3.1 (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive the Consideration for each of the Company Common Shares represented by such Certificates, and the Certificates so surrendered will promptly be canceled. Until so surrendered, Certificates will represent solely the right to receive the Consideration plus any declared but unpaid dividends. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. No dividends or other distributions, if any, that are declared prior to the Effective Time and are payable after the Effective Time to holders of record of Certificates will be paid to persons entitled by reason of the Merger to receive the Consideration until such persons surrender their Certificates. Upon such surrender, there will be paid to the registered holders of surrendered Certificates such declared but unpaid dividends or other distributions, if any, on the appropriate payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Consideration is to be paid to a person whose name is a name other than that in which the surrendered Certificate in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Consideration in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Consideration deliverable in respect thereof as determined in accordance with this Agreement, provided that the person to whom the Consideration is paid shall, as a condition precedent to the payment thereof if required by the Surviving Corporation, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                   (c) Any portion of the Payment Fund which remains unclaimed by the former shareholders of the Company for 180 days after the Effective Time will be delivered to the Surviving Corporation and any former shareholders of the Company will thereafter look only to the Surviving Corporation for payment of their claim for the Consideration for the Company Common Shares.

                   (d) Neither LLC, Newco, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Corporation after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined below), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

         3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company, other than with respect to Company Common Shares held by the Buyout Group, will be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to LLC as follows:

         4.1 Organization and Qualification. The Company and each of its Subsidiaries (as defined in Section 4.4) is a corporation or organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole. The Company has previously delivered to LLC correct and complete copies of the articles of incorporation and by-laws (or equivalent governing instruments), as currently in effect, of the Company and each of its Subsidiaries.

         4.2 Authorization, Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary shareholder approval, to consummate the transactions contemplated hereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of at least two-thirds of the outstanding Company Common Shares, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

         4.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Company Common Shares, 4,000,000 shares of cumulative convertible preferred stock, no par value (the "Company Preferred Shares") and 700 shares of cumulative preferred stock, no par value (the "Company Junior Preferred Shares"). As of the close of business on the date hereof, (a) 5,078,028 Company Common Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and 576,530 shares were held in the Company's treasury, (b) no Company Preferred Shares or Company Junior Preferred Shares were outstanding or held in the Company's treasury, (c) no Company Common Shares, Company Preferred Shares or Company Junior Preferred Shares were held by Subsidiaries of the Company, (d) a total of 410,536 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock Derivatives whether or not granted under the Company's Amended and Restated 1989 Incentive Stock Option Plan, Amended and Restated 1994 Incentive Stock Compensation Plan, 1993 NonQualified Stock Option Plan, 1993 Non-Employee Director Stock Purchase Plan and Second Amended and Restated Employee Stock Purchase Plan (collectively, the "Company Stock Option

Plans") and 219,464 shares were reserved for future grants whether or not under such plans, and (e) Schedule 4.3 is a true and complete list, as of the date hereof, of the holders of all Company Stock Derivatives, the number of Company Common Shares subject to each such option, warrant or convertible debt instrument and the exercise prices thereof. Except as set forth on Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or any capital stock of any its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except as set forth on Schedule 4.3, there are no persons with registration or other similar rights to have any securities (debt or equity) of the Company registered by the Company under the Securities Act of 1933, as amended (the "Securities Act").

         4.4 Subsidiaries. Schedule 4.4 sets forth a complete and accurate list of the Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction of incorporation or organization. Except as set forth on Schedule 4.4, each of the Company's Subsidiaries is wholly owned by the Company or a Subsidiary of the Company. Each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, other than the security interests held by Merrill Lynch & Co., or any of its affiliates ("Merrill Lynch") as the administrative agent under the Company's current credit facility, each such share owned by the Company or another of its Subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         4.5       No Conflict; Required Filings and Consents.

                   (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in this Section 4.5, conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth on Schedule 4.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

                   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") by either the Company or any of its Subsidiaries, except
(i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the filing of the Articles of Merger and related requirements pursuant to the TBCA, (C) filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (D) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement as set forth on Schedule 4.5, and (E) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code"), and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not delay consummation of any of the transactions contemplated hereby in any material respect or prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

                   (c) The affirmative vote of the holders of at least two-thirds of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby on behalf of the Company.

         4.6 No Brokers. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder to act on behalf of the Company in connection with the transactions contemplated by this Agreement, except for J.C. Bradford (the fees of which will be paid by the Company), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to J.C. Bradford. The Company has provided LLC with a true and correct copy of the engagement letter between the Company and J.C. Bradford.

         4.7 Opinion of Financial Advisor. J.C. Bradford has provided its opinion to the Company to the effect that, as of the date hereof, the Consideration to be received by the holders of

Company Common Shares (other than the Buyout Group) in the Merger is fair to such holders from a financial point of view, and a complete and correct signed written copy of such opinion, promptly upon receipt thereof, will be delivered to LLC.

         4.8 SEC Filings; Financial Statements; Undisclosed Liabilities. Except as set forth on Schedule 4.8, tThe Company has made all filings required to be made under the Exchange Act and the Securities Act with the SEC since December 31, 1995 (the "SEC Filings"). As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 4.8, the financial statements set forth in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as the case may be, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act and to normal year-end adjustments). As of August 30, 1997, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a consolidated balance sheet of the Company under generally accepted accounting principles, except (i) liabilities that have arisen since August 31, 1997 in the ordinary course of business, (ii) liabilities that are reflected or reserved against or disclosed in the financial statements of the Company included in the SEC Filings, (iii) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect or (iv) as otherwise disclosed to LLC in writing on or prior to the date hereof.

         4.9 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings filed and publicly available prior to the date hereof, since August 30, 1997, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and as of the date hereof there has not been (i) any condition, event or occurrence that, individually or in the aggregate, has resulted in a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as reflected in Schedule 4.3 and except as set forth on Schedule 4.9, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (y) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of August 30, 1997 or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or will have a Company Material Adverse Effect or (vi) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices except as required by generally accepted accounting principles.

     5. REPRESENTATIONS AND WARRANTIES OF LLC. LLC represents and warrants to the Company as follows:

         5.1       Organization.   LLC is a limited liability company duly
organized, validly existing and in good standing under the laws of Delaware. Newco, when formed and at the Effective Time, will be a wholly owned subsidiary corporation of LLC duly incorporated, validly existing and in good standing under the laws of Texas formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Newco will not incur any obligations or liabilities or engage in any business or activities of any type or kind whatsoever or enter into any agreements or arrangements with any person or entity. LLC has previously delivered to the Company correct and complete copies of the organizational documents, as currently in effect, of LLC, and will deliver to the Company prior to the Effective Time correct and complete copies of the articles of incorporation and by-laws of Newco.

         5.2 Authorization, Validity and Effect of Agreement. LLC has the requisite limited liability company power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. Newco, when formed and at the Effective Time, will have the requisite corporate power and authority to execute and deliver all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger and the consummation by LLC and Newco of the transactions contemplated hereby have been duly and validly authorized by the Manager and member of LLC and will be duly and validly authorized by the Board of Directors and shareholders of Newco, and no other limited liability company action on the part of LLC is necessary, or other corporate action on the part of Newco will be necessary, to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by LLC and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by LLC and Newco (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of LLC and Newco enforceable against each of them in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

         5.3 Subsidiaries. As of the date hereof, LLC does not own any Subsidiaries. Prior to the Effective Time, LLC will not own any Subsidiaries other than Newco.

         5.4       No Conflict; Required Filings and Consents.

                   (a) The execution and delivery of this Agreement by LLC do not, and the consummation by LLC and Newco of the transactions contemplated hereby will not, (i) conflict with or violate the organizational documents of LLC or the articles of incorporation or by-laws of Newco, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to LLC or Newco or by which any property or asset of LLC or Newco is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of LLC or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LLC or Newco is a party or by which LLC or Newco or any property or asset of LLC or Newco is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent LLC or Newco from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have an LLC/Newco Material Adverse Effect. The term "LLC/Newco Material Adverse Effect" means any change of effect that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of LLC or Newco.

                   (b) The execution and delivery of this Agreement by LLC do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by LLC and Newco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the filing of the Articles of Merger and related requirements pursuant to the TBCA, (C) filings and approvals as may be required under the HSR Act, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and
(E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent LLC or Newco from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have an LLC/Newco Material Adverse Effect.

         5.5 No Brokers. Neither LLC nor its Manager has employed, nor Newco nor any of its directors or officers will employ, any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Merrill Lynch and Allen & Company Incorporated ("Allen & Co.") (the fees of which will be paid by LLC), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Merrill Lynch and Allen & Co.

         5.6 Financing. LLC has furnished to the Company complete and correct copies of the Financing Letters which LLC believes, subject to terms and the conditions set forth therein, will provide (together with the roll-over of Buyout Group's equity) all of the financing required in order to consummate the Merger (the "Financing"). LLC has no reason to believe that any conditions to the Financing will not be satisfied or that the Financing will not be available at and after the Closing.

         5.7 WARN Act. LLC does not intend to implement a "plant closing" or a "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act (29 U.S.C. ss. 2101 et seq.) as amended (the "WARN Act"), in respect of the Company or any of its Subsidiaries within 90 days after the Closing Date. The Surviving Corporation shall be solely responsible for giving any and all notices required by the WARN Act or any similar state law or regulation because of any action taken by LLC or the Surviving Corporation with respect to the Company or any of its Subsidiaries occurring on or after the Closing Date. The parties hereby designate the Closing Date as the "effective date" for purposes of the WARN Act.

     6.  COVENANTS.

         6.1       Acquisition Proposals.

                   (a) Upon execution of this Agreement, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit, participate in or encourage, directly or indirectly, any Acquisition Proposal or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or unsolicited written offer (in either case subject to due diligence) with respect to an Acquisition Proposal, the Special Committee or the Board of Directors of the Company shall be entitled to review and participate in negotiations concerning such proposal and furnish confidential information and data concerning the Company and its Subsidiaries to the offeror if it reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to do so would violate its fiduciary duties to the shareholders of the Company; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, LLC with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company. The Company shall notify the Special Committee and LLC immediately of any such unsolicited Acquisition Proposal, or any inquiry or contact with any person with respect thereto, and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal and, subject to the fiduciary duties of the Special Committee under applicable law, shall keep LLC promptly advised of all developments which could be reasonably expected to culminate in the Special Committee withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. In addition, in the event (i) the Company enters into negotiations with respect to an unsolicited Acquisition Proposal or (ii) the Company's Board of Directors (upon recommendation of the Special Committee) shall withdraw its approval of this Agreement and the transactions contemplated hereby or its recommendation to the shareholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to LLC. Nothing in this Section 6.1 will (x) permit the Company to terminate this Agreement except as provided in Section 8.1(f), (y) permit the Company to enter into any agreement to consummate an Acquisition Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal except as otherwise permitted herein), or (z) affect any other obligation of the Company under this Agreement.

                   (b) For purposes of this Agreement, an "Acquisition Proposal" shall mean any of the following (other than the transactions among the Company and LLC contemplated hereunder or which LLC consents to in writing in advance) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                   (c) LLC shall cause the members of the Buyout Group to notify the Special Committee immediately in the event a member of the Buyout Group receives an unsolicited written proposal or unsolicited written offer with respect to an Acquisition Proposal or any inquiry or contact with any person with respect thereto.

         6.2       Conduct of Business by the Company.   Prior to the Effective
Time, except as contemplated by any other provision of this Agreement, unless LLC has previously consented in writing thereto or unless the Chief Executive Officer of the Company has previously authorized thereto, the Company:

                   (a) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

                   (b) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                   (c) will not amend its articles of incorporation or by-laws or comparable governing instruments;

                   (d) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 4 would be untrue or incorrect in any material respect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify LLC thereof;

                   (e) will promptly deliver to LLC true and correct copies of any report, statement, application or schedule (including any exhibits thereto) filed with the SEC subsequent to the date of this Agreement;

                   (f) will not (i) issue any shares of its capital stock other than the issuance of Company Common Shares issuable upon exercise of Company Stock Derivatives outstanding on the date of this Agreement (in accordance with the present terms thereof), effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other equity rights not existing on the date hereof to acquire any shares of its capital stock, (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement or automatically under any of the Company Stock Option Plans, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or
(vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;

                   (g) will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

                   (h) will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except for (i) any purchase or sale of inventory undertaken in the ordinary course of business, or
(ii) any sale, lease or other disposition of assets in the ordinary course of business;

                   (i) will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned

Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

                   (j) will not, except pursuant to and in accordance with the capital budget previously disclosed in writing to LLC, authorize, commit to or make capital expenditures;

                   (k) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

                   (l) will not enter into or agree to enter into any contract without the prior written consent of LLC unless such contract is entered into by the Company for (i) any purchase or sale of inventory undertaken in the ordinary course of business, (ii) the sale of accounts receivable that are more than 180 days past due; or (iii) any other contract in the ordinary course of business;

                   (m) will maintain insurance consistent with past practices for its businesses and properties;

                   (n) will not make any change in its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and

                   (o) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         6.3      Meeting of Shareholders.   The Company will take all action
necessary in accordance with applicable law and its articles of incorporation and by-laws to convene a meeting of its shareholders (the "Shareholders' Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of the Par Value Conversion, this Agreement and the Merger, the other transactions contemplated hereby and such other related matters as it deems appropriate. The Board of Directors of the Company (upon the recommendation of the Special Committee) will recommend such adoption and approval, and the Company and the Board (and the Special Committee) will each take all lawful action to solicit such approval, including, without limitation, the timely mailing of the Proxy Statement; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if the Company receives an Acquisition Proposal and the Board or the Special Committee reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to do so would violate its fiduciary duties to the shareholders of the Company. At the Shareholders' Meeting, LLC shall use its reasonable efforts to cause all Company Common Shares owned by any members of the Buyout Group to be voted in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby.

         6.4       Filings, Other Action.   Subject to the terms and conditions
herein provided, the parties will: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including the Proxy Statement and the information required by Schedule 13E-3 and Schedule 14A; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties will take all such necessary action.

         6.5       Access to Information; Confidentiality.   From the date
hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, subject to the execution of reasonable confidentiality agreements which the Company may elect to require, (a) allow all designated officers, attorneys, accountants and other representatives of LLC reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be, (b) furnish to LLC, LLC's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company to cooperate with each other in the other's investigation of the business of it and its Subsidiaries and (d) keep LLC fully appraised and informed of all material developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries. LLC will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. LLC shall keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

         6.6       Publicity.   Each of the parties agrees that it shall not,
nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange or NASDAQ; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

         6.7       Reasonable Efforts; Additional Actions.

                   (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain will not, individually or in the aggregate, (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement), (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Exchange Act and the TBCA, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 7 and (v) ensure that the payment of the Consideration is in compliance with Article 2.38.B of the TBCA. In connection with and without limiting the foregoing, the Company shall (x) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Article 13.03 of the TBCA) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.

                   (b) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of the Company or Newco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Newco or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                   (c) In furtherance of and without limiting the above provisions, each of the Company and LLC shall as promptly as practicable following the execution and delivery of this Agreement, but not later than thirty days from the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice ("DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and LLC shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and LLC shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of LLC and the Company shall use all reasonable efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement.

         6.8 Expenses. Except as provided in Article 8, in the event the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. In the event the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including those incurred by LLC and Newco) will be paid by the Surviving Corporation.

         6.9       Insurance; Indemnity.

                   (a) From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its presently existing Articles of incorporation, presently existing by-laws and applicable law, each person who is now or was prior to the date hereof an officer or director of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent, which will not be unreasonably withheld, conditioned or delayed, and the Surviving Corporation will not be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

                   (b) For a period of six years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the Surviving Corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $100,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

                   (c) The provisions of this Section 6.9 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties covered by such Section.

         6.10      Employee Benefits.   Notwithstanding anything to the contrary
contained herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, the Surviving Corporation will (i) satisfy all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of at least one year after the Effective Time, satisfy all obligations of the Company or any of its Subsidiaries under their current respective severance policies. The Surviving Corporation will provide for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) for a period of at least one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof, and (b) thereafter that are, at the election of the Surviving Corporation, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing herein will be deemed to require the Surviving Corporation to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA or the Code, (B) multiemployer pension plans within the meaning of 3(37) of ERISA, employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder, and (C) nothing herein will obligate the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time.

         6.11 Conveyance Taxes. The Company and LLC will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

         6.12 Financing. Upon the terms and subject to the conditions of this Agreement, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, as promptly as practicable, proper or advisable to secure the Financing on terms substantially as outlined in the Financing Letters.

         6.13 Newco. Prior to the Effective Time, LLC shall form Newco as a wholly owned subsidiary incorporated under the laws of Texas.

     7.  CONDITIONS.

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                   (a) This Agreement and the transactions contemplated hereby (including the Par Value Conversion) shall have been approved in the manner required by applicable law by the shareholders of the Company.

                   (b) The aggregate number of Company Common Shares owned by those Company shareholders, if any, other than members of the Buyout Group, who shall have exercised, or given notice of their intent to exercise, the rights of dissenting shareholders under the TBCA shall be less than ten percent (10%) of the total number of outstanding Company Common Shares.

                   (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or the effective operation of the business of the Company and its Subsidiaries after the Effective Time. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

                   (d) The Company shall have received the Financing on terms substantially as outlined in the Financing Letters and shall have sufficient financing thereunder to consummate the Merger.

                   (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

         7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                   (a) (i) The representations and warranties of LLC contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of LLC and Newco contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

                   (b) LLC shall have performed or complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time.

                   (c) LLC shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of LLC, certifying as to the fulfillment of the conditions specified in Section 7.2(a) and (b).

                   (d) LLC shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of LLC, certifying that, to its knowledge, the conditions specified in Section 7.3(a) have been fulfilled; provided, however, that if the Company is unable to deliver to LLC its certificate required by Section 7.3(c) as to the fulfillment of the conditions specified in Section 7.3(a), then the Company shall not be able to fail to effect the Merger because LLC has failed to deliver the certificate required by this Section 7.2(d).

                   (e) LLC shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by LLC and the consummation by it of the transactions contemplated hereby, and all applicable notice periods shall have expired.

         7.3 Conditions to Obligation of LLC and Newco To Effect the Merger. The obligation of LLC and Newco to effect the Merger will be subject to the fulfillment at or prior to the Effective Time (or such other date as may be specified below) of the following additional conditions:

                   (a) (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

                   (b) The Company shall have performed or complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time, unless such failure to perform or comply is due to any act by, or omission of, LLC or any member of the Buyout Group.

                   (c) The Company shall have delivered to LLC a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and (b).

                   (d) From the date of this Agreement through the Effective Time, there shall not have been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Company Material Adverse Effect.

                   (e) The Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, and all applicable notice periods shall have expired.

                   (f) The Company or the Board of Directors of the Company shall have taken any action needed to be taken to provide that Company Stock Derivatives will be treated as provided in Section 3.1(g) hereof.

                   (g) LLC shall have received a valuation of the assets of the Company from a reputable third party, and such other assurances it deems reasonable, that the payment of the Consideration is in compliance with Article
2.38 of the TBCA.

                   (h) The provisions of Article 13.03 of the TBCA shall not apply to the Merger, this Agreement and the transactions contemplated hereby.

     8.  TERMINATION.

         8.1 Termination. Notwithstanding the provisions of Article 7, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or by the member of LLC:

                   (a) by mutual written consent duly authorized by the Manager of LLC and the Special Committee or the Board of Directors of the Company on behalf of the Company;

                   (b) by either LLC or the Company if (i) any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or
(ii) any required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                   (c) by either LLC or the Company, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before September 30, 1998; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                   (d) by the Company if there has been a material breach of this Agreement on the part of LLC of its covenants or any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the Company;

                   (e) by LLC if there has been a material breach of this Agreement on the part of the Company of its covenants or any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from LLC;

                   (f) by the Company if the Company receives an Acquisition Proposal in writing from any person or group (i) that the Company's Board determines in its good faith judgment is more favorable to the Company's shareholders than the Merger and (ii) as a result of which, the Company's Board reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to terminate this Agreement would violate its fiduciary duties to the shareholders of the Company; provided, that such termination pursuant to this clause (f) shall not be effective unless the Company has made payment of the full fee and expense reimbursement required by Section 8.2(b) within the earlier of (i) 20 days from the date of termination or (ii) the closing date of the Acquisition Proposal; notwithstanding the foregoing, nothing in this

Agreement shall prohibit the Company from entering into an agreement with respect to an Acquisition Proposal prior to the payment of the aforementioned fee and expense reimbursement.

                   (g) by LLC if the Company (without the consent of LLC) (i) shall have withdrawn or modified, in any manner which is adverse to LLC, its recommendation or approval of the Merger or this Agreement or shall have resolved to do so or (ii) shall have recommended to the shareholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so.

         8.2       Effect of Termination.

                   (a) In the event of termination of this Agreement by either the Company or LLC as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of LLC or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this Section 8.2 and Sections 6.8, 6.9 and 6.10 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.11, 9.12, and
9.13 and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.

                   (b) If this Agreement is terminated pursuant to Sections 8.1(b)(ii) (provided that the Company Common Shares owned by the members of the Buyout Group are voted in favor of the transactions contemplated hereby), (e) (as a result of a willful and material breach of a covenant in Article 6 by the Company), (f) or (g), and such termination (or the breach giving rise thereto) was not due to any act by, or omission of, LLC or any member of the Buyout Group (not including the act of termination), then the Company shall pay (or reimburse) (not later than one business day after submission of statements therefor) to LLC all reasonable and customary out-of-pocket fees, costs and expenses (including reasonable and customary out-of-pocket fees, costs and expenses of accountants, attorneys, financing sources (as described in the Financing Letters) incurred by or on behalf of LLC in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby.

                   (c) The parties agree that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement and constitute reasonable liquidated damages and not a penalty. If the Company fails to promptly pay to LLC any fee due under Section 8.2(b), in addition to any amounts paid or payable pursuant to such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate as published in the Wall Street Journal from time to time, from the date such fee was required to be paid.

         8.3 Extension; Waiver. At any time prior to the Effective Time, and subject to applicable law, the parties hereto, by action taken or authorized by the Company's Board of Directors and the LLC's Manager, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         8.4       Sole Remedy.  The rights and remedies set forth in Section
8.2 shall be the sole and exclusive rights and remedies of the parties hereto with respect to the inaccuracy of a representation or warranty contained in Articles 4 and 5 or the breach of a covenant contained in Article 6 by the Company (with respect to the compliance with a covenant in Article 6 that was under the control of a member of the Buyout Group as an officer of the Company).

     9.  GENERAL PROVISIONS.

         9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will not survive the Merger, provided, however, that the agreements contained in Article 3, Sections 6.8 and
6.9 and this Article 9 will survive the Merger indefinitely.

         9.2 Notices. Any notice, request, claim, demand or other communication required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                   If to the Company:

                            Norwood Promotional Products, Inc.
                            106 East Sixth Street, Suite 300
                            Austin, Texas 78701
                            Attention: Chief Financial Officer
                            Fax No.:  (512) 477-8603

                   with copies to:

                            Fulbright & Jaworski L.L.P.
                            2200 Ross Avenue, Suite 2800
                            Dallas, Texas 75201
                            Attention: Linton Barbee, Esquire
                            Fax No.: (214) 855-8200

                   If to LLC:

                            FPK, LLC
                            106 East Sixth Street, Suite 300
                            Austin, Texas 78701
                            Attention: President
                            Fax No.:  (512) 477-8603
                   with copies to:

                            Blank Rome Comisky & McCauley LLP
                            One Logan Square
                            Philadelphia, PA  19103-6998
                            Attention: G. Michael Stakias, Esquire
                            Fax No.: 215-569-5555

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except LLC may assign and/or delegate any or all of its rights and obligations hereunder to Newco or any other party controlled by LLC. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, written or oral, and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may agree to any amendment or supplement to this Agreement or a waiver of any provision of this Agreement, either before or after the approval of the Company's shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not have a material adverse effect on the Company's shareholders which determination will be made by the Board of Directors of the Company and will be binding on the Company's shareholders.

         9.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws.

         9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

         9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

         9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

         9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.11 Incorporation of Schedules. The Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

                                     ******

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                        NORWOOD PROMOTIONAL PRODUCTS, INC.


                                        By: /s/ Frank P. Krasovec
                                            -----------------------------------
                                                Name:   Frank P. Krasovec
                                                Title:  Chief Executive Officer


                                        By: /s/ James P. Gunning, Jr.
                                            -----------------------------------
                                                Name:   James P. Gunning, Jr.
                                                Title:  Chief Financial Officer


                                        FPK, LLC

                                        By:  /s/ Frank P. Krasovec
                                            -----------------------------------
                                                 Name:  Frank P. Krasovec
                                                 Title: President

                      LIST OF SCHEDULES TO MERGER AGREEMENT

Schedule 4.3      Company Stock Derivatives
Schedule 4.4      Company Subsidiaries
Schedule 4.5      Consents
Schedule 4.8      SEC Filings; Financial Statements; Undisclosed Liabilities
Schedule 4.9      Absence of Certain Changes or Events


The Schedules to this Agreement are omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Securities and Exchange Commission upon request.

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